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Exhibit 99.1

FOR IMMEDIATE RELEASE

Allos Therapeutics Files Application for European Marketing Approval of RSR13 (efaproxiral)

        WESTMINSTER, Colo., June 4, 2004—Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that it has filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMEA) to market RSR13 (efaproxiral) as an adjunct to whole brain radiation therapy for the treatment of patients with brain metastases originating from breast cancer.

        The MAA for RSR13 (efaproxiral) was filed under the EMEA's centralized procedure and will be reviewed by the EMEA's Committee for Medicinal Products for Human Use (CHMP). The centralized procedure is used when marketing authorization is applied for in all EMEA member states simultaneously. In May 2004, the EMEA expanded to 25 member states and the CHMP replaced the Committee for Proprietary Medicinal Products.

        "Products for the treatment of patients with brain metastases originating from breast cancer remains an unmet medical need in Europe," said Michael E. Hart, President and Chief Executive Officer of Allos. "The filing of the MAA is the first step in the process for seeking approval to market RSR13 throughout Europe for the treatment of these critically ill patients."

        The MAA is based upon the results of the Company's REACH trial, which were first announced in April 2003, and which formed the basis for the Company's filing with the U.S. Food and Drug Administration (FDA) of its New Drug Application (NDA) for RSR13 for the treatment of patients with brain metastases originating from breast cancer. In the REACH trial, patients with brain metastases originating from breast cancer receiving RSR13 plus whole brain radiation therapy (WBRT) achieved a median survival of 8.67 months versus 4.57 months when receiving WBRT alone. Patients with brain metastases originating from breast cancer represent a subset of patients that was not prospectively defined as an intent-to-treat subgroup in the REACH trial.

        In June 2004, the Company announced it had received an "approvable" letter from the FDA with respect to the NDA. In the letter, the FDA indicated that before the NDA may be approved, it would be necessary for the Company to successfully complete its Phase III clinical trial of RSR13 in patients with brain metastases originating from breast cancer that has been ongoing since February 2004, and submit the results of the trial as an NDA amendment for the FDA's review.

About RSR13 (efaproxiral)

        RSR13 (efaproxiral) is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors prior to radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer. By increasing tumor oxygenation at the time of treatment, we believe RSR13 (efaproxiral) has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

        Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX, an injectable small molecule chemotherapeutic agent that has an enhanced potency and toxicity profile relative to methotrexate and other dihydrofolate reductase, or DHFR, inhibitors. For more information, please visit the company's web site at: http://www.allos.com.

        This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the company's ability to adequately demonstrate the safety and efficacy of RSR13 for the treatment of brain metastases from breast cancer or any other type of cancer, the EMEA's willingness to approve a drug based upon an analysis of a subset of patients that was not prospectively defined as an intent-to-treat subgroup, and the company's ability to otherwise obtain regulatory approval for RSR13 from the EMEA, the FDA or any other regulatory agency, as well as other risks and uncertainties detailed from time to time in the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

For further information:

Fern Lazar,
Lazar Partners Ltd.
212 867-1762

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Allos Therapeutics Files Application for European Marketing Approval of RSR13 (efaproxiral)